Exhibit 10.33
Column Financial, Inc.
11 Madison Avenue
New York, NY 10010
September 24, 2007
FX Luxury Realty, LLC
650 Madison Avenue
15th Floor
New York, NY 10022
Robert Sillerman
c/o Flag Luxury Properties, LLC
650 Madison Avenue, 15th Floor
New York, New NY 10022
Dear Ladies and Gentlemen,
     Reference is made to that certain Promissory Note dated June 1, 2007 of FX Luxury Realty, LLC (“Borrower,” “you” or “your”) in the original principal amount of $23,000,000.00 (the “Note”) payable to the order of Column Financial, Inc. (“Lender,” “we” or “us”), as evidence of the loan in a like principal amount made by Lender to Borrower on such date. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Note.
     We understand that you or your Ultimate Parent is seeking to raise $2.0 million in cash through the issuance of common equity therein (the “Equity Offering”) to Flag Luxury Properties, LLC (“Flag”) and CKX, Inc. (“CKX”) to fund the Ultimate Parent’s working capital needs until the earlier of (i) completion of (x) the Ultimate Parent’s pending Securities and Exchange Commission (“SEC”) registered distribution of its shares of common stock to the stockholders of CKX (the “Registered Distribution”) and (y) the Ultimate Parent’s contemplated SEC registered rights offering of shares of its common stock to its stockholders to be initiated as soon as practicable following completion of the Registered Distribution or (ii) maturity of the Note.
     We further understand that you or your Ultimate Parent also is seeking to raise up to approximately $15.5 million through the incurrence of indebtedness for borrowed money (i) from CKX to FX Real Estate and Entertainment Inc. and (ii) from Bear, Stearns & Co., Inc. and/or its affiliates (“Bear Stearns”) to Flag Luxury Riv, LLC, in order to fund Flag Luxury Riv, LLC’s pro rata share of the exercise of that certain option to acquire from Triple Five Investco LLC and Dominion Financial LLC an aggregate of 1,147,550 shares of common stock of Riviera owned by such parties. The borrowings from CKX would constitute unsecured indebtedness in the principal amount of approximately $7.5 million (the “CKX Loan”), while the borrowings from Bear Stearns would constitute margin loans, secured by 573,775 shares of common stock of Riviera, in the principal amount of approximately $8.0 million (the “Margin Loans” and together with the CKX Loan, the “Riv Option Loans”).

FX Luxury Realty, LLC
September 24, 2007

     You have asked us to consent to effectuation of the Equity Offering and the Riv Option Loans, including the use of the Net Proceeds therefrom for the aforesaid purposes, and to waive our enforcement of, and your compliance with (a) Subsections (i) and (ii) under the “Mandatory Prepayment” Section of the Note, with respect to the Equity Offering and the Riv Option Loans and (b) Subsection (h) under the “Negative Covenants” Section of the Note with respect to the Margin Loans (such foregoing Subsections and Sections of the Note being hereinafter referred to collectively as the “Affected Sections”). For example, absent such a consent and waiver:
•	You would be required to remit to us the Net Proceeds from each of the Equity Offering and the Riv Option Loans within one (1) Business Day from receipt thereof as prepayments of the Loan; and

•	You would be prohibited from hypothecating and granting a security interest in the 573,775 shares of common stock of Riviera to secure the Margin Loans.
     We hereby irrevocably consent to the Equity Offering and the Riv Option Loans, including the use of the Net Proceeds therefrom for the aforesaid purposes, and irrevocably waive enforcement of, and compliance with, such Affected Sections of the Note subject to the following conditions:
1.	You hereby represent and warrant that the representations and warranties set forth in the Note (except those that speak as of a certain date) will be, after giving effect to the consent and waiver provided herein, true and correct in all material respects, as if made on and as of the date hereof and the date(s) of effectuation of the Equity Offering and the Riv Option Loans, including the use of the Net Proceeds therefrom for the aforesaid purposes;

2.	No Event of Default shall have occurred and be continuing, after giving effect to the consent and waiver provided herein, on the date hereof and the date(s) of effectuation of the Equity Offering and the Riv Option Loans, including the use of the Net Proceeds therefrom for the aforesaid purposes;

3.	This waiver shall be effective only in the specific instance and purposes set forth herein and shall not be construed as a waiver in connection with any future transaction;

4.	Subsection (f) which is entitled “Riviera” under the “Negative Covenants” Section of the Note is hereby deleted in its entirety;

5.	Subsection (g) which is entitled “ Dividends” under the “Negative Covenants” Section of the Note is hereby deleted in its entirety and replaced with the following subsection:
(g) Distributions. Without the prior written consent of Lender, Borrower shall not make any distribution of any property or other assets or rights or otherwise declare or pay any dividend to any

FX Luxury Realty, LLC
September 24, 2007

Person or account of any of its equity or ownership interest in Borrower (including, but not limited to, capital dividends, stock or liquidating dividends, and any redemptions), either directly or indirectly, whether in cash or property, nor shall Borrower set apart any assets or funds with respect thereto.
6.	Subsection (h) which is entitled “Negative Pledge” under the “Negative Covenants” Section of the Note is hereby amended to add the following text at the end of such Subsection: “and any liens granted to any financial institution on any assets securing any margin loans from such financial institution. Notwithstanding the foregoing, any Sale or Pledge of any assets of Borrower or any of its subsidiaries, including any collateral permitted to be pledged pursuant to the preceding sentence, shall be to third parties on market terms and conditions and for fair consideration and any proceeds received by Borrower or any of its subsidiaries in connection with such Sale or Pledge shall held as cash or invested in Permitted Investments (defined on Exhibit A attached hereto) unless otherwise approved by Lender.”

7.	Exhibit A attached hereto is hereby incorporated as Exhibit A to the Note and made a part thereof.
     We further understand that Borrower Members intend to contribute substantially all of their equity interests in Borrower to the Ultimate Parent for purposes of effectuating the Permitted Transfers. As such, we will not require any further notice (written or otherwise) from you as to the making of such contribution. Nevertheless, upon the occurrence of such contribution, we expect you to provide us with reasonable evidence within five days thereof as prescribed by the Note.
     Except as amended herein, the Note shall continue to be, and shall remain, in full force and effect in accordance with its terms.
     Robert Sillerman (“Guarantor”) hereby ratifies and confirms all of the obligations and liabilities contained in that certain Guaranty dated as of June 1, 2007 by Guarantor for the benefit of Lender (the “Guaranty”) and agrees that Guarantor’s obligations under the Guaranty remain in full force and effect notwithstanding the Equity Offering, the Riv Option Loans or the execution of this agreement.
     The Sections entitled “Applicable Law; Consent to Jurisdiction” and “Trial By Jury” of the Note are hereby incorporated by reference in this agreement and made a part hereof as if fully set forth herein. This agreement, and such aforesaid Sections of the Note, constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof, and supersede all prior or contemporaneous or oral written understandings and agreements between both parties with respect to the subject matter hereof.
[Signature Page Follows]

FX Luxury Realty, LLC
September 24, 2007

     If the foregoing correctly sets forth our understanding, please execute this agreement in the space provided below.

Sincerely,

Column Financial, Inc.

By:	/s/ Roman Marin

Name:	Roman Marin
Title:	Vice President
AGREED AND ACCEPTED this 24th day of September, 2007:

FX Luxury Realty, LLC

By:	/s/ Paul C. Kanavos

Name:	Paul C. Kanavos
Title:	President

GUARANTOR:

/s/ Robert Sillerman

Robert Sillerman

FX Luxury Realty, LLC
September 24, 2007

EXHIBIT A
Permitted Investments
     “Permitted Investments” shall mean any one or more of the following obligations or securities with maturities of not more than three hundred sixty-five (365) days acquired at a purchase price of not greater than par:
     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (i) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (ii) Federal Housing Administration debentures;
     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (iii) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which at all times are rated in the highest short-term rating category by S&P; provided, however, that the investments described in this clause (iv) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed

FX Luxury Realty, LLC
September 24, 2007

spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short-term obligations of which at all times are rated in the highest short-term rating category by S&P; provided, however, that the investments described in this clause (v) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vi) debt obligations with maturities of not more than 365 days and at all times rated by S&P in its highest long-term unsecured rating category; provided, however, that the investments described in this clause (vi) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by S&P in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (vii) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from S&P for money market funds; and
     (ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency.